EXHIBIT 5.1


               (Luce, Forward, Hamilton & Scripps LLP Letterhead)


November 5, 2003


Patriot Scientific Corporation
10989 Via Frontera
San Diego, CA 92127

                  Re:      Registration Statement on Form SB-2
                           Patriot Scientific Corporation
                           Common stock, Par Value $.00001

Ladies and Gentlemen:

         We are counsel for Patriot Scientific Corporation, a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form SB-2 (the "Registration Statement") as to which this opinion is a part, filed with the Securities and Exchange Commission (the "Commission") on November 5, 2003 for the resale of up to 67,051,966 shares of common stock, $.00001 par value, of the Company by selling shareholders (the "Shares").

         In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies of such corporate records and other documents and have satisfied ourselves as to such other matters as we have deemed necessary to enable us to express our opinion hereinafter set forth.

         Based upon the foregoing, it is our opinion that:

         The issued Shares covered by the Registration Statement and registered on behalf of the Company, when issued in accordance with the terms and conditions set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Luce, Forward, Hamilton & Scripps LLP

LUCE, FORWARD, HAMILTON & SCRIPPS LLP